NationsRent, #11027813
Fourth Quarter 2004 Conference Call
Chairperson: Jeff Putman
April 8, 2005, 2:00 p.m. ET

Operator	Good afternoon, ladies and gentlemen, and welcome to the NationsRent fourth quarter 2004 bondholder's conference call. At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Friday, April 8, 2005.

During today's call management may make forward-looking statements about the company's operations, performance and financial condition. These statements are based on current plans and expectations of the company and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with the company's high degree of leverage, management's ability to execute its new business strategy, competition in the equipment rental industry, the economy in general, or construction spending in particular, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The company expressly disclaims any current intention to update these forward-looking statements.

I would like to turn the conference over to President and Chief Executive Officer, Mr. Jeff Putman. Please go ahead, sir.

J. Putman	Thanks. Good afternoon. This is Jeff Putman. Thanks to all of you for joining us today. We're going to be reviewing the fourth quarter 2004 and the full year 2004 results today.

With me today is Tom Hoyer. Tom is Executive Vice President and Chief Financial Officer. Also with us today is John Sherer. He's Vice President and Treasurer of the company.

Just to lead off, 2004 of course was our first full year out of Chapter 11. We made significant progress during the year in implementing our business strategy that would be toward diversifying our revenue base, optimizing the rental fleet and becoming more responsive to our customers.

Execution of the business strategy drove strong fourth quarter and full year results. Total revenue increased nearly 20% for the fourth quarter and 21% for the full year when compared to the same periods last year.

EBITDA was $43 million for the fourth quarter. EBITDA was $156 million for the year. This is an 80% or $19 million increase for the quarter and a 61% or $59 million increase for the year. This would be compared to the same periods in the prior year.

As we've started through the first quarter of 2005 we're continuing to see favorable industry conditions and feel very good about continuing this trend.

At this point, Tom's going to do a brief presentation. After the presentation we'll have time for questions and answers. At this point, I'll turn it over to Tom Hoyer.

T. Hoyer	Great. Thanks, Jeff. Before we get into the numbers I'd like to review some recent filings we've had with the SEC.

First, on March 31st we filed our annual report on Form 10-K for the year ended December 31, 2004, as you know. Also on March 31st just prior to filing our 10-K we filed two amended quarterly reports on Form 10-Q and a current report on Form 8-K containing our financial statements restated for the reasons that we earlier disclosed in some previous 8-K filings. The filings contain detailed tables explaining all the restatement issues, but we'd also be happy to answer any questions at the end of this if you have any on the restatements.

Also, I'd like to mention our disclosure in our 10-K regarding Item 9-A which is controls and procedures. During the audit of our 2004 financial statements we determined that we had a material weaknesses regarding our failure to properly assess the impact of not consistently obtaining a written customer acknowledgment of the terms of certain rental and sales transactions that were made on open accounts.

We have taken or continue to take some remedial measures to strengthen our internal controls and to address this material weakness. These measures include the addition of staff and also the periodic review of rental and sales transactions.

In addition, we've dedicated some substantial financial human and management resources to the Sarbanes-Oxley 404 internal controls review process with which we have to comply by December 2006. Again, if you have any questions regarding this matter we'd be happy to answer them during the Q&A.

On April 7th we provided supplemental information in the form of a press release and an 8-K filing. That supplemental information contains our reconciliation of EBITDA to net income which we'll be discussing on this call. If you've not seen the press release or the SEC filing, links have been provided on our website at NationsRent.com which is under the Investor Relations button on the website.

Now let's move on from the preamble to the results. As Jeff mentioned, total revenue grew 19.9% for the fourth quarter and 21.2% for the 12 months when compared to the same period in 2003. Both rental revenue and the sale of new and used rental equipment contributed to those increases so we're going to talk about those here for a minute.

Rental revenue increased 5.8% for the fourth quarter and about 8.6% for the 12 months. Rental revenue was positively impacted by improved pricing, by higher deployment of our rental fleet which is the result of year-over-year improvement in nonresidential construction activity, continued strong demand for our equipment, greater number of units deployable and our investment in new rental fleet.

Our non-rental revenue which consists of sales of equipment, merchandise, service, parts and supplies, increased $20 million or 95.9% for the fourth quarter and $66.4 million or 106.6% for the 12 months. The primary driver for the increase in non-rental revenue was the growth in equipment sales.

Used equipment sales rose $14 million or 116.3% in the fourth quarter. Sales of new equipment in the fourth quarter increased $4.9 million or 124.3%.

For the 12 months, sales of used equipment increased $45.9 million or 160.6% and sales of new equipment increased $15.4 million or 101.4%. The improved sales are the result of our efforts to build an effective direct salesforce for both new and used equipment in addition to the continued improving market conditions that we're seeing here in our markets.

Gross profit increased $14.1 million for the fourth quarter when you compare it to the same period of 2003. As a percentage of total revenue, gross profit for the fourth quarter was 25.1% compared to 19.6% in the fourth quarter of last year. For the year as a percentage of revenue, gross profit was 24.5% versus 13.7% in 2003.

Several factors contributed to the improved gross profit margins which I'll now discuss. For the year, gross profit margin on equipment rentals, one of the components, including depreciation and lease expense, increased from 12.6% in 2003 to 20.2% in 2004. The increased margins are attributable to an increase in rental revenue, in the elimination of lease expenses and was offset by higher depreciation and repair and maintenance expenses.

For the fourth quarter, equipment rental margin was 18.5% which is a slight decline from the third quarter of 2003 which was 19.3%. That slight decline was from higher depreciation expense. Excluding depreciation and lease expense, rental gross margin increased 170 basis points in the fourth quarter.

Repair and maintenance expense, which is another big component of our cost of rentals, increased approximately $1.4 million versus last year and up about $6.3 million when you compare the 12 month periods. Repairs and maintenance expense continue to run slightly over 8% as a percent of our original cost of our rental fleet and that's on an annualized basis on a more highly deployed fleet.

We have several initiatives underway to address repair and maintenance as one of the areas that we're focusing on in 2005 or are continuing to focus on. We focused on it in 2004 as well.

These initiatives include implementing best practices and process engineering, improved systems, establishing national agreements for parts procurement, additional training for our service personnel, and finally, improved repair and maintenance tracking reporting.

Gross profit margin on sales of equipment, merchandise, service, parts and supplies, another component, increased from 20.9% in the fourth quarter of 2003 to 44.4% for the same period of 2004. The margin on sales of used rental equipment for the fourth quarter was 58%.

As discussed earlier, in connection with our emergence from bankruptcy we applied the principles required by Fresh Start Reporting and the value of our rental fleet was written down below its fair value. Adjusting for the Fresh Start benefit, gross profit margin on the sales of rental equipment would have been 45.6% for the quarter.

Moving on to selling, general and administrative expenses. SG&A decreased $6.7 million for the fourth quarter when you compare it to the fourth quarter of 2003. In 2003 we had restricted stock expense of approximately $8.9 million versus only a $215,000 expense in the fourth quarter of 2004. Excluding any restricted stock expense, SG&A actually increased $2 million or 7.9% over the fourth quarter of 2003.

The increase was primarily from higher sales expense as a result of higher revenue and additional corporate and region employee costs.

For 2004 for the entire year, SG&A increased $6.5 million or 6.3%. SG&A was negatively impacted in 2004 primarily by an increase in employee compensation, sales commissions related to our increase in revenue and our incentive compensation plan. SG&A was also negatively impacted by a $2.6 million increase in professional fees for tax, legal, audit and appraisal services and for outside services for Sarbanes-Oxley Act compliance and a variety of other expenses incurred to support our strategic initiatives.

Expenses were positively impacted from a decrease in a provision for doubtful accounts in 2004 which is a result of improved customer collections and a decrease in compensation expenses related to restricted stock awards that were made in 2003.

SG&A as a percent of total revenue was 17.3% for the fourth quarter versus 26% for the same period in 2003 and for the 12 months, SG&A was 18.7% of total revenue versus 21.3% in 2003. All these factors just discussed bring us to operating income of $10.6 million for the fourth quarter compared to $10.8 million loss for the same period in 2003.

Moving on down the income statement, we have two items in other income and expense. First, interest expense decreased $3.3 million down to $7.3 million for the three months ended December 31, 2004 when compared to last year. Last year's fourth quarter higher interest expense resulted primarily from the write off of half of the unamortized financing costs related to our senior revolving credit facility that was reduced from $150 million to $75 million in connection with our $250 million senior secured notes offering last year. Approximately $1 million of the quarter's interest expense is noncash related to the debt issuance fee amortization and the deferred interest on our subordinated convertible notes.

We also have a couple of reorganization items related to the bankruptcy process. There were no reorganization items in the fourth quarter of 2003 and we did have a $1 million benefit in the 2004 reserves that were released for professional fees and gain on extinguishment of debt. In addition, in 2004 we reported in other income a $926,000 benefit related to pre-petition tax claims that were settled for a lower amount than we had originally anticipated.

Net income for the quarter was $4.4 million versus a $19.7 million loss for the fourth quarter of 2003. For the year we had a net loss of $596,000.

Next I'd like to talk about EBITDA. As I mentioned earlier, we had provided you with EBITDA on a reconciliation of net income in a press release and SEC filing on Form 8-K. Our definition of EBITDA includes an add back of rental equipment and vehicle lease expense and the noncash amortization and restricted stock. We eliminated the lease expense, but kept the equipment and as a result, the associated depreciation expense. We believe that adding back the lease expense provides a better comparison to prior results. Today we do not have any off balance sheet rental equipment or vehicle leases.

For the fourth quarter, EBITDA was $43.4 million which is a $19.2 million increase over the same period 2003. For the 12 months, EBITDA was $156.1 million versus $96.8 million for the same period in 2003. EBITDA as percent of total revenue was 27.2% for the fourth quarter versus 18.1% for the comparable period in 2003.

Turning to cash flow and liquidity, net cash provided by operations in the fourth quarter was $8.3 million. Fourth quarter capital expenditures were primarily for the purchase of $16.8 million of rental fleet and $6.8 million of improvements to property and non-rental equipment purchases. These expenditures were offset by $25.3 million of proceeds from the sale of rental equipment. As a result, net cash used in investing activities generated a net $1.7 million in the fourth quarter.

We ended the quarter with $40.6 million of cash and cash equivalents. There were no cash borrowings under our $75 million working credit facility, although we do have about $23 million in Letter of Credit outstanding under that facility. We enjoy a comfortable cushion on our bond collateral covenant and we have no issues with our bank financial covenants.

Moving to our rental fleet, the average original cost of our rental fleet during the fourth quarter of 2004 was $952 million which is about the same as last year. The average age of our fleet, this is for items over $1,000 on an original cost basis, was 49 months at December 31st which is slightly older than the 48.4 months at the end of September.

In 2004 we spent about $167.2 million on rental equipment and improvements to the rental equipment fleet. We sold or disposed of over $175 million and that's on a first cost basis, not on a proceeds basis, as we continued to improve the mix of our fleet specific to local markets and eliminate the fleet that was not providing adequate returns.

The current appraised value of the rental fleet is approximately $547 million. The appraised rental fleet has continued to improve as a percent of its original cost which is reflecting the continued strengthening of used equipment prices and also reflects the reinvestment that we've had in our fleet in terms of new equipment and repairs of old equipment.

Although our backlog of undelivered rental equipment has improved and lead times have subsided a little, we continue to expect long lead times from certain manufacturers for certain new orders. Lead times for new equipment can run up to 60 to 180 days, mainly for tele-handlers and earth moving equipment. In addition, we're seeing some price increases in the 2% to 6% range. These price increases often include a steel surcharge.

Rental revenue utilization for the fourth quarter of 2004 was 49.9% versus 47% in the third quarter of 2003 or about a 290 basis point improvement. Rental revenue utilization for the 12 months was 48.6% versus 44.4% which is also about a 420 basis point improvement and these improvements are a result of higher deployment and pricing as previously discussed.

Finally, I'll take a moment to discuss our outlook for 2005. As a reminder, we are providing annual guidance and do not intend to update this guidance during the course of the year.

To begin with, in general I'd say we see another strong year in 2005. We expect rental revenue to grow somewhere in the 6% to 9% range with a continued strong demand for our rental equipment. Rental rates are expected to be slightly better in 2004 and we're also expecting to have additional equipment deployed as we continue to refresh our rental fleet with new equipment and grow the fleet in select markets. Our rental revenue growth should come from existing markets and stores, although we may selectively add or relocate stores to better serve our customers.

We expect to leverage our operating cost structure with the cost of rental increasing somewhere in the 4% to 5% range and that's excluding depreciation. As we continue to refresh the fleet we expect 2005 repair and maintenance costs to be below 2004. We also expect the average age of our rental fleet to begin to decline. Depreciation of rental equipment and vehicles should increase somewhere in the 5% to 7% range over 2004 as we replace the older, fully depreciated fleet with new fleets.

As we continue to execute on our new revenue diversification strategy we expect growth in new equipment, parts, merchandise and supplies to be in the 40% to 50% range and we expect that to be driven by strong customer demand, our sales training initiatives and also by the recent addition of equipment dealerships in selected markets. Margins in those categories should be comparable with what we saw in 2004.

Sales of used rental equipment should be 5% to 10% above 2004. We expect margins there to increase by about 500 basis points as we sold more of that equipment through the higher margin retail channel versus selling it through say the auction channel. Additionally, much of the equipment that we will sell will likely be at or near fully depreciated. That means depreciated down to essentially the 10% salvage value that we have for much of our fleet, and we expect that fact will further contribute to higher margins.

SG&A is expected to run about 19% of total revenue, similar to 2004. Although we will not show a leveraging of SG&A in 2005, some of the additional SG&A costs for 2005 are a result of our systems conversion and an increase in professional fees related to our financial audit reviews and Sarbanes-Oxley compliance, some of which, although we don't expect anything out of in 2005, we expect some benefits in the out years. We expect that some of these costs are one time in nature which will help us leverage our SG&A in 2006 and beyond.

We expect EBITDA to be in the $170 million to $180 million range and we also expect to have positive net income for the year.

We will continue to refresh our rental fleet in 2005. Our gross purchases for new rental fleet in 2005 will be from the range of $175 million to $200 million. This would not include any growth fleet purchases.

Net rental capital expenditures, which is the gross less the proceeds from what we sell out of our fleet, we expect that to be between $100 and $125 million depending on the amount of equipment sold and the proceeds what we receive. Higher rental capital expenditures will be driven by the need to replace used rental equipment sold to end users who take advantage of a strong used equipment market and address our desire to accelerate the sale of our older model year equipment. In addition we may acquire up to $50 million of additional rental equipment to expand our rental fleet at existing stores in certain markets.

Non-rental capital expenditures are expected to be in the $20 to $30 million range and we plan to spend that primarily for delivery and service vehicles, store improvements and information technology. Primarily to fund higher rental capital expenditures in 2005, we will require a use of cash of somewhere in the $40 to $70 million range in 2005. So along with our $40 million at the end of 2004 that we have in the bank and availability under our $75 million credit revolver, we expect to supplement our liquidity needs with possibly manufacture financing or a capital markets transactions.

In summary I'd like to say we're very pleased with our fourth quarter and full year results. We continue to drive new and used equipment sales with our strengthened sales plans and through training initiatives. We've made some pretty meaningful improvements in safety which we expect will translate into lower operating costs in the future.

Demand for our rental equipment remains strong as we continue to provide our customers with high quality rental fleet, products and services.

That's the end of my presentation. Operator, if you want to start the Q&A.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers.

Our first question comes from Lionel Jolivot with Goldman Sachs. Please go ahead.

L. Jolivot	Hello. First of all a quick question on the fourth quarter results and maybe I missed it, but you mentioned the trade rental rates were up in Q4. How much were they up this quarter?

T. Hoyer	Not a whole lot. We're seeing rental rates, Lionel, that they were increasing pretty consistent through the course of the year and that pace has really slowed so it's just not quite an increase like we'd see in the first three quarters of the year. It's up very slightly.

J. Sherer	Lionel, this is John. That's on a year-over-year basis. I think the real driver in the fourth quarter, the latter part of the year was really higher deployed fleet as we got newer fleet in and we saw strong demand and we had our equipment rent ready and it was much more highly deployed.

L. Jolivot	Okay and looking at `05 do you expect rates to be up nicely in `05? I mean what are you seeing in the first three months of the year in terms of the rates?

T. Hoyer	In terms of the numbers that we talked about for 2005 we're expecting very slight improvements in rates, like tenths of a percent improvement, not hundreds of basis points.

L. Jolivot	Then turning to the fleet cap ex. Net fleet cap ex to $125 million, can you break that down between the pure maintenance cap ex and then how much will you spend to reduce the average age of the fleet and how much will you spend to basically grow the fleet in `05?

J. Sherer	This is John again. From pure maintenance we're running around $100-$155 million on a growth basis for replacement fleet, so I anything above that is really accelerating replacement, reducing age of the fleet. On top of that I think we talked about maybe up to $50 million of growth fleet in select markets.

L. Jolivot	Okay and when you say net fleet cap ex of $100 to $125 and then on top of it you might have an additional $50 million so you're really looking at a fleet cap ex, a net fleet cap ex of $150 to $175. That's the right way to look at it?

J. Sherer	Yes, up to.

L. Jolivot	Yes, up to $50 million. Then in terms of the average age, so you're at 49 months at this point. Where do want to go from there and where do you expect to be at the end of `05?

J. Putman	This is Jeff Putman, Lionel. We really don't have a goal for the end of `05, but as we model this out and look at the maintenance cap ex and the growth cap ex and look out our fleet dispositions, again we don't have a specific month goal, but the way it models out we trend down to about a 35 to 36 month fleet age average by about 2007.

L. Jolivot	You mentioned, so you will burn a little bit of free cash flow in `05. You mentioned that you could access markets to finance it. Can you be a little bit more specific, what do you have in mind in terms of funding this free cash flow burn in `05?

J. Putman	This is Jeff Putman again. Actually we have a number of options on how we can go there. We've made a number of contacts and have been received quite well with manufacturers. As far as the top five manufacturers that we deal with we think we could easily, in fact we could more than cover our additional liquidity needs by just using manufacturer financing. Having said that, we're looking at more options than that. We're looking at many different ways and we'll be selecting the method of financing or supplemental liquidity that is both the best deal and the one that fits the particular needs of 2005 best, but we have a number of ways we can go and as I said, just using manufacturing financing we can easily cover our needs.

L. Jolivot	Looking at your operating leases I noticed that your operating leases increased significantly during `04. Why is that and is it purely related to real estate or is a portion of it related to equipment?

J. Putman	This is Jeff again. We have no operating leases for equipment. We have no leases at all for equipment. The only rent that's in our P&L right now other than I think we have one computer box rented, but that's a tiny little number, we have some copy machines rented, but all the rent in our income statement is store leases.

L. Jolivot	In terms of store openings, how many new stores do you plan to add in `05?

J. Putman	Again, this is Jeff. We don't have a plan to add a specific number of stores. This year we made one small tuck-in acquisition that was very opportunistic and that was one location in New Jersey. We're going to go forward with the same philosophy this year that we have in this company, a fair amount of space or call it under-utilized infrastructure in that we have yards and buildings that are not completely filled out yet so we might make an opportunistic buy or we may make an opportunistic start up to fill in a gap or to take advantage of an immediate opportunity, but our core strategy is to fill out the infrastructure we've got and we think we can increase revenues substantially without opening any more locations.

L. Jolivot	Then last question. We are seeing increased M&A activity in the industry with Neff being acquired by [inaudible] yesterday. What are you seeing on your side and how do you want to position the company? Do you want to play the role of the acquirer or could you actually be the target if someone decided to monetize their investment?

J. Putman	Well, we share your fascination with the Neff transaction. We don't know all of the depths and feathers details of that yet, but we know the selling price and we know about what their earnings look like so we know that it was a very nice transaction from the seller's viewpoint at least. Both sides liked it, so anyway we're fascinated with the market as you are.

We don't consider ourselves a consolidator and again our core strategy is to build the very best business in this industry and if that ends up being a bigger company then that's great too, but our focus really isn't on trying to figure out the M&A market.

If opportunities arise we're always receptive to talk about them or listen to them and I think it's very key to understand that we're not out staking our prey. We're not looking for a big company to buy and we're not looking to rapidly expand the footprint and that's simply because we have a lot of capacity left in the company with our existing footprint.

I'm not trying to dodge your question. I'm just trying to let you know we're not really in an acquisition mode at NationsRent unless it's a really good deal or such a great strategic opportunity that we just can't pass it up.

L. Jolivot	Okay. Actually I almost forgot. In terms of the new store openings, going back to this point, any update on the discussions with Lowe's? Are you still in discussion with them and do you have any plans for `05 with these guys?

J. Putman	We happened to have a meeting with Lowe's about four weeks ago and I would characterize our relationship with Lowe's right now as probably the best it's been since the emergence from bankruptcy. We're working very closely together. We are at 100 stores, which is the original contracted number of stores. I think answering your question about where we're going or where they're going, the answer to that really is we have to wait and see.

As I said, our current working relationship is very good. They have not revealed to us, nor would I expect them to reveal to us their longer term strategies as Lowe's Corporation, but right now I'm very happy with our relationship. I'm happy with the 100 stores that we have and should they decide to expand we would be ready to respond immediately.

L. Jolivot	Okay. Thank you very much.

Operator	Thank you. Our next question comes from Philip Volpicelli with CIBC World Markets. Please go ahead.

P. Volpicelli	Hi, guys, congrats on a nice quarter. I'm just wondering if you'd give us a sense of regionally how things are working out and with regard to rental rates specifically are there certain regions that are lagging or certain product categories that are lagging? Because several of your competitors are putting out rental rates in the fourth quarter that were strong, mid single digit numbers. I'm just trying to figure out what the disconnect is there.

J. Putman	This is Jeff. I'm not sure about what the disconnect is. I haven't seen the statistics on the competitors for the fourth quarter in particular. If you look at our whole year, our rates went up in the 7% to 8% range for the full year and most of that actually was accomplished in the first eight months and then as John pointed out, things flattened out rate wise.

We pushed rates really hard in the first half of the year and were fairly successful with it. The second half of the year, most of our gains were in deployment and we also made a lot of gains in retail sales and retail selling prices of new and used equipment so I can't answer how that connects to our competitors.

As far as regional differences, the only region that we have this year that was let's say materially different of the six regions, our Northeast region came very, very close to performing on par with the other five, but they got such a slow start last year that it was nearly impossible for them to make up lost ground from what was just dismal winter in the Northeast last year. We view that really as an anomaly because it was such an unusual winter for them and they had a very, very slow start. They performed beautifully in the last two quarters and almost caught up with the rest of the pack.

Other than that we didn't see a whole lot of variability. There was some uptick or strength in the Florida area which we think was primarily caused by the rebuilding effort after the hurricanes. We had some districts, not regions, but some districts that were slightly up or slightly down from the previous year that really had to do just with local economies.

But looking at the whole footprint I would go back to my original statement and say we had pretty even performance all across the board with an outperform in the Florida area and just a slight under-perform in the Northeast which was the slow start that they got off to.

P. Volpicelli	Okay. More of a theoretical question. In the past we had an issue in the industry with too much equipment in the industry which then caused under-utilization and rental rates to drop. Everyone this year is getting ready for a strong nonresidential construction performance. I'm just wondering how do you feel about the state of the amount of equipment in the industry? Are we getting to a point where we need to be careful or is there enough demand out there that all the equipment that everyone's putting on is going to be well utilized?

J. Putman	Phil, I'm going to ... this is not a wise guy answer, but I'm going to say yes and yes. Yes, we should be careful and yes there is plenty of demand out there right now. We look at a lot of leading indicators and every one of the leading indicators, industry specific now, I'm not talking about macroeconomic, I'm talking about industry specific. Every one of our leading indicators would suggest that there's still a fair amount of steam left in the recovery to the equipment business. Also, and I've been hanging around this business for over 30 years now, I don't think I've ever seen a combination of longer lead times and better used equipment prices. This is really a good market and it's getting better. Just the quarter-over-quarter change in used equipment prices was pretty astonishing to me, but I think there's steam left in the recovery in our industry.

Now the other question, should we be careful and I think the answer is yes. When you've got lead times going out like we got some lead times just in the past few weeks, we got lead time quotes on larger pieces of equipment that were 12 months and it's really hard to plan your business for what a customer's going to want 12 months from now. Am I ordering the right stuff? In some cases what we're doing is we're buying manufacturing slots and then deferring until build time to actually give them the specs that we want and some of the manufacturers are willing to do that and some aren't.

The other thing you'll note in the being careful side of the ledger is that we've been holding fleet pretty much flat. We've been focusing on upgrading the fleet, maintaining what we have, optimizing deployment and starting to move the age down a little bit. All of those things together we are being careful and it would be good for the industry to be careful and not go back into an over capacity mode like we saw back in the very late ‘90s and early 2000s.

But without being long winded the better news in all of this and maybe implicit in your question is that I think everybody from the manufacturing side and the distribution side that survived probably learned a lot from this past down cycle and what I'm seeing is a lot better discipline on the part of the manufacturers in controlling their plant capacity, letting lead times run out and not adding two or three new plants.

I'm seeing a lot more discipline on the side of the distribution side with the dealers and with the rental people in that people aren't going out and willy-nilly buying a zillion dollars worth of equipment for their fleet. They're acting responsibly and I'm also encouraged by the fact that pretty much across the board most people are demanding that we get a fair price for our equipment which gives us a fair return on investment.

Didn't mean to make a speech out of that, but it's a great question and the answer to both sides I would argue is yes. Things are still good and we should be careful.

P. Volpicelli	I appreciate that. Thanks for the color and good, guys.

Operator	Thank you. Gentlemen, at this time I show no further questions.

J. Putman	This is Jeff Putman again. If anybody else has a question let's just make sure we get them all out on the table here. We have plenty of time and so we'll give you about another 30 seconds just to make sure you got your questions in and after that we'll sign off, so if you've got a question, please get it in the queue as soon as you can.

Operator	We have a follow up question from Philip Volpicelli. Please go ahead.

P. Volpicelli	I figured you guys gave me the opportunity. I can't let it pass by without asking another question.

Management	Please do, a couple.

P. Volpicelli	I was wondering about steel and fuel prices. Are we still seeing steel surcharges and how is that affecting you? Obviously fuel prices are higher than they have been, is that going to impact margins?

J. Putman	Those are also good questions. Steel surcharges are still there. The good news is now they're not a surprise, we know about them. We avoided most of the steel surcharges on last year's purchases because we had pricing agreements in place with our key suppliers that actually protected us. This year we are paying some price increases. Although we're still getting very good pricing on equipment we know that there's steel surcharges in there and we're negotiating as much as we can out. But, yes, there is an impact of steel surcharges and it's probably impacting the entire industry although it's not a huge number.

Fuel is a little different issue. If I worry about one thing in the big economy, not the equipment economy, but the global economy, I really worry about the trickle down impact of $60 oil or I think somebody the other day predicted $100 oil and I have no idea how that would impact us, but I somehow think it wouldn't be good.

At the micro level what we're trying to do is pass through the fuel cost. Most of the equipment we're in of course is diesel powered if it's not electric. So we're trying to pass through the increases in diesel fuel to the customer as much as we can and so far so good. We haven't had a lot of push back. We haven't had a lot of customer complaints. We're not trying to make all of our margin on fuel markups, we're just trying to recover our cost and get our handling costs and make sure that we get our equipment back full of fuel or that somebody pays to fill it up.

From a micro standpoint or just a company standpoint, fuel prices I don't think have much impact on our performance because we're trying to make it a neutral issue. Just keep up with it and make sure we have a handle on the regional prices. We talk about it every week on our fleet conference call and we make sure that our recovery rate on fuel matches up with the regional cost on fuel.

P. Volpicelli	Great, I appreciate it. Thank you.

J. Putman	Sure.

Operator	Thank you. Gentlemen, I show no further questions.

J. Putman	This is Jeff and on behalf of Tom Hoyer and John Sherer and the rest of NationsRent, we thank you for joining us today and taking time out to hear the update. We look forward to talking to you in the future and hopefully to have more good news next time. Thank you very much.

Operator	Thank you, gentlemen. This concludes the NationsRent bondholder's conference call. If you would like to listen to the replay of today's conference, please dial 1-800-405-2236 and you will need to enter the access code of 11027813 followed by the pound sign.

Once again thank you for participating in today's conference. At this time, you may now disconnect.